EXHIBIT 10.18

AGREEMENT

     This Agreement (“Agreement”) is made and entered into this 30th day of September, 2000, by and between Methode Electronics, Inc. (“Methode”) and Kevin J. Hayes (“Employee”).

     WHEREAS, Employee has been employed by Methode for a number of years, most recently as an officer and director, and has substantial financial and other knowledge about Methode and its various business operations;

     WHEREAS, Employee desires to retire as Executive Vice President, Chief Financial Officer and Assistant Secretary of Methode, but continue on as an employee, and the parties have agreed that the effective date of Employee’s resignation as an officer of Methode will be September 30, 2000; and

     WHEREAS, the parties intend this Agreement to govern their relationship after Employee’s resignation as an officer of Methode.

     NOW, THEREFORE, in consideration of the promise and mutual agreements herein, Methode and Employee agree as follows:

     1. Methode hereby employs Employee and Employee hereby agrees to be employed on the terms and conditions set forth below to assist Methode in connection with various matters, projects, and activities in which Methode desires and requests Employee’s input and participation. In general, but without by way of limitation, Employees duties shall consist of assistance to Methode as requested in the general matters of the financial activities and structure of Methode, and any other matters for which Methode considers Employee knowledgeable, particularly in light of Employee’s long employment as an officer of Methode. Employee shall perform services hereunder at Methode’s offices at 7401 West Wilson Avenue, Chicago, Illinois (the “Office”). Employee shall perform services at the Office as requested; provided that during the first six (6) months of the term of this Agreement, Employee will not be required to be in the Office in excess of three (3) days per week, and thereafter in excess of six (6) days per month. Methode’s primary liaison with Employee with respect to this Agreement will be his successor and/or W.J. McGinley, or such other person as shall be, from time to time, designated by Methode.

     2.   Employee shall not have any right, power, or authority to create any obligation, express or implied, or make representations on behalf of Methode, except as Employee may be so expressly authorized in writing from time to time by Methode, and then only to the extent of such written authorization.

     3.   During the term of this Agreement, Employee shall be compensated for his services as follows:

a. Employee shall be paid a base salary in the annualized amount of $15,000, payable in substantially equal monthly installments, subject to any and all customary payroll deductions;

b. Employee shall be a participant, to the extent he meets all eligibility requirements of general application, in any and all employee benefit plans maintained by Methode, including, but not limited to, group hospitalization, medical and disability plans; and

c. As long as Employee is a member of Methode’s Board of Directors, he shall be compensated for such board service in the same manner as the non-employee directors are compensated. This shall include all attendance fees and awards under Methode’s 2000 Stock Plan.

d. Employee shall be entitled to five (5) weeks of paid vacation per year.

     Methode agrees that during the term of this Agreement, all outstanding awards to Employee under Methode’s Incentive Stock Award Plan, 1997 Stock Plan and Longevity Contingent Bonus Program will continue to vest pursuant to their terms.

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     4.   Methode shall reimburse Employee for all actual, authorized, out-of-pocket expenses, incurred in connection with Employee’s performance of services under this Agreement.

     5.   Employee shall maintain records relating to Employee’s services under this Agreement, and expenses incurred in connection therewith, and shall provide Methode access to such records upon request.

     6.   Employee covenants that in the performance of any services hereunder he will comply at all times with all applicable laws and regulations of any jurisdiction in which he performs services, that he will comply with any and all applicable Methode policies and standards, and that he will perform services hereunder in a competent and professional manner.

     7.   Employee shall continue to be bound by the provisions of the Employee Confidentiality and Assignment of Inventions Agreement previously signed by Employee.

     8.   All materials prepared by Employee for Methode pursuant to this Agreement shall be owned exclusively by Methode and shall be deemed works “made for hire.”

     9.   This Agreement shall be effective as of September 30, 2000, and shall terminate on September 30, 2004, unless the term hereof is extended pursuant to express written agreement of the parties or terminated pursuant to Section 10 below.

     10.   Methode may terminate this Agreement in the event of any of the following: (i) material breach of Sections 6 or 7 this Agreement by Employee; (ii) death of Employee; (iii) total and permanent disability of Employee; or (iv) Cause. For purposes hereof, “Cause” shall mean excessive unexcused absenteeism, flagrant neglect of work, serious misconduct, or fraud. In the event this Agreement is terminated under (i) or (iv) above, Methode shall give thirty (30) days written notice of termination to Employee identifying specifically the basis for such notice and Employee shall be entitled to cure such act, to the extent curable, within the following thirty (30) day period.

     Upon termination of this Agreement for any reason, Employee will cease all activity on the services and shall promptly provide to Methode, without cost to Methode, all work product and files developed by Employee under this Agreement and all materials provided to Employee by Methode in connection with this Agreement.

     11.   This Agreement may not be assigned by either party nor may Employee’s obligations hereunder be subcontracted, except upon express prior consent in writing by Methode.

     12.   Failure of either party to enforce any of the provisions of this Agreement, of any rights with respect thereto, or failure to exercise any election provided for herein, shall in no way be considered a waiver of such provisions, rights or elections, or in any way affect the validity of this Agreement. The failure to either party to enforce any of said provisions, rights or elections shall not prejudice such party from later enforcing or exercising the same or any other provisions, right or elections which it may have under this Agreement.

     13.   This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

METHODE ELECTRONICS, INC	EMPLOYEE

By: /s/ William J. McGinley	/s/ Kevin J. Hayes
Kevin J. Hayes
Title: Chairman of the Board
Date: September 12, 2000	Date: September 12, 2000
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